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                                                                   Exhibit 23.1





                   Consent of Independent Certified Public Accountants





The Board of Directors
Firstar Corporation:

We consent to the incorporation by reference of our report dated January 14, 1998, relating to the consolidated balance sheets of Firstar Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Firstar Corporation, and to the reference to our firm under the heading "Experts" in the registration statement.


                                       /s/ KPMG Peat Marwick LLP


Milwaukee, Wisconsin
September 23, 1998